EXHIBIT 99.6

SALES BY THE REPORTING PERSONS OF COMMON STOCK OF

PAR PETROLEUM CORPORATION SINCE THE FILING OF THE ORIGINAL 13D

Trade Date	Number of Shares	Weighted Average Price Per Share	Seller
11/28/2012	659,592	1.07	IAM Mini-Fund 14 Limited
11/28/2012	816,968	1.07	HVR RVA Combined Master Trust
11/28/2012	2	1.07	Whitebox Multi-Strategy Partners, L.P.
11/28/2012	3	1.07	Whitebox Credit Arbitrage Partners, L.P.
11/28/2012	1	1.07	Whitebox Concentrated Convertiable Arbitrage Partners, L.P.
11/28/2012	1	1.07	Pandora Select Partners, L.P.

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